November 30, 2006


Scottish Annuity & Life Insurance
     Company (Cayman) Ltd.
Scottish Re Limited
Crown House, Third Floor
Four Par-la-Ville Road
Hamilton  HM12 Bermuda

Ladies and Gentlemen:

     This letter is an agreement by and between Comerica Bank, a Michigan banking corporation ("Bank"), Scottish Annuity & Life Insurance Company (Cayman) Ltd. ("SALIC") and Scottish Re Limited ("Scottish Re" and, together with SALIC, each, a "Company" and, collectively, the "Companies").

     1. (a) As used in this Agreement, the following terms shall have the following respective meanings:

     "Agreement" shall mean this Letter Agreement, as the same may be amended from time to time.

     "Credit Documents" shall mean this Agreement and any and all letter of credit applications, instruments, documents, and agreements at any time evidencing, governing, securing or otherwise relating to any of the obligations hereunder.

     "GAAP" means US GAAP or UK GAAP, as the context requires.

     "Letter of Credit Facility" shall mean the credit facility established by
Section 2 herein.

     "Material Adverse Effect" shall mean any material adverse change in or effect upon (i) the business, operations, condition (financial or otherwise), performance or properties of any Company, or (ii) the ability of any Company(ies) to pay and perform its/their obligations under this Agreement or any of the other Credit Documents, or (iii) the enforceability of this Agreement or any of the other Credit Documents.

     "Person" or "person" shall mean any individual, corporation, partnership, limited liability company, trust, incorporated or unincorporated organization, joint venture, joint stock company, a government, or any agency or political subdivision thereof, or any other entity of any kind.

     "Subsidiary(ies)" shall mean, in respect of any Person, any corporation, association, joint stock company, limited liability company, partnership (whether general, limited or both), or business trust (in any case, whether now existing or hereafter organized or acquired), of which more than fifty percent (50%) of the outstanding voting stock or other ownership interest is owned either directly or indirectly by such Person and/or one or more of its Subsidiaries, or the


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management of which is otherwise controlled either directly or indirectly by such Person and/or one or more of its Subsidiaries.

     "UK GAAP" means generally accepted accounting principles in the United Kingdom, consistently applied.

     "US GAAP" means generally accepted accounting principles in the United States, consistently applied.

     (b) Unless expressly provided to the contrary, all accounting and financial terms and calculations hereunder or pursuant hereto shall be defined and determined in accordance with GAAP.

     2. Subject to the terms and conditions of this Agreement (including without limitation the conditions set forth in Section 4) Bank hereby agrees to issue, from time to time from the date of this Agreement until November 29, 2007, standby letters of credit for the account of either or both Companies (herein individually called a "Letter of Credit" and collectively "Letters of Credit") in aggregate face amounts not to exceed Four Million Nine Hundred Thousand Dollars ($4,900,000) in the case of Scottish Re and One Hundred Thousand Dollars ($100,000) in the case of SALIC at any one time outstanding (collectively, the "Aggregate Commitments"). At any time the sum of 105% of (i) the aggregate undrawn amount of all Letters of Credit issued by Bank for the account of Companies under the Letter of Credit Facility and then outstanding, plus (ii) the aggregate amount of all draws under Letters of Credit paid by Bank and not then reimbursed by a Company shall not exceed $5,000,000. No Letter of Credit shall, by its terms, have an expiration date which extends beyond one (1) year after issuance. In addition to the terms and conditions of this Agreement, the issuance of any Letters of Credit shall also be subject to the terms and conditions of any letter of credit applications and other Credit Documents executed and delivered by a Company or Companies to Bank with respect thereto. Each applicable Company shall pay to Bank annually in advance a per annum fee on each Letter of Credit equal to fifty (50) basis points per annum and calculated on the basis of the actual number of days elapsed using a year of 360 days. Notwithstanding anything to the contrary set forth herein, the obligations of SALIC and Scottish Re shall be several in nature.

     3. SALIC agrees to pay to Bank an unused fee on the average daily balance of the unused portion of the Bank's commitment under the Letter of Credit Facility at the rate of five (5) basis points per annum, computed on the actual number of days elapsed using a year of 360 days. The commitment fee shall be payable quarterly in arrears on the first day of each January, March, June, September (commencing January 1, 2007) and at the maturity of the Letter of Credit Facility.

     4. Each Company may, upon notice to the Bank, terminate the portion of the Aggregate Commitments available to it, or from time to time permanently reduce the portion of the Aggregate Commitments available to it; provided that
(i) any such notice shall be received by the Bank not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall, in the case of Scottish Re, be in an aggregate amount of $100,000 or any whole multiple of $100,000 in excess thereof and any such partial reduction shall, in the case of SALIC, be in an aggregate amount of $25,000 or any whole


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

multiple of $25,000 in excess thereof, (iii) neither Company shall terminate or reduce the portion of the Aggregate Commitments available to it if, after giving effect thereto, the total amount of outstanding Letters of Credit issued for the account of such Company would exceed portion of the Aggregate Commitments available to it and (iv) the amount of cash collateral delivered to the Bank by a Company pursuant to Section 5 hereof shall be reduced by an amount equal to the amount by which such Company's portion of the Aggregate Commitments shall have been permanently reduced; provided, however, that at no time shall the amount of cash collateral provided by any Company be less than 100% of the portion of the Aggregate Commitments available to such Company. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

     5.   Conditions.
          ----------

     (a) The effectiveness of this Agreement and the Bank's commitment to issue the initial Letter of Credit hereunder is conditioned on:

          (i)  The execution and delivery of this Agreement by the Companies;

          (ii) The execution and delivery by each Company of an English Law Deposit Deed dated the date hereof in form acceptable to the Bank, (each, a "Deposit Deed");

          (iii) The payment by SALIC of the $40,000 balance of the $50,000 closing fee;

          (iv) The delivery by Scottish Re of cash collateral in an amount not less than $4,900,000 (or its Pounds Sterling equivalent) to be held in a Barclay's Bank account in Bank's name subject to the Deposit Deed between Scottish Re and Bank;

          (v) The delivery by SALIC of cash collateral in an amount not less than $100,000 (or its Pounds Sterling equivalent) to be held in a Barclay's Bank account in Bank's name subject to the Deposit Deed between SALIC and Bank; and

          (vi) Delivery by the Companies of (i) the opinions of LeBoeuf, Lamb, Greene & MacRae LLP and (ii) the opinion of Maples and Calder as to such matters as Bank may reasonably require.

     (b) The Bank's commitment to issue any Letter of Credit hereunder is conditioned on

          (i) The Company for whose account the Letter of Credit is to be issued having executed and delivered a Letter of Credit Application and Agreement in form acceptable to Bank;

          (ii) The Company for whose account the Letter of Credit is to be issued having delivered to Bank cash collateral in an amount not less than 105% of all Letters of Credit issued for the account of that Company (after giving effect to the issuance of that Letter of Credit); and


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

          (iii) The representations and warranties in Section 5 being true both before and after giving effect to the issuance of the Letter of Credit.

     6. Each Company (provided that Scottish Re represents solely with respect to itself) represents and warrants and, such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement, except that representations made as of a specific date should be deemed accurate only as of that date:

     (a) SALIC is a corporation duly organized and existing in good standing under the laws of the Cayman Islands; Scottish Re is a limited company duly organized and existing under the laws of England; SALIC and Scottish Re are each in good standing in each jurisdiction in which it is required to be qualified to do business; execution, delivery and performance of this Agreement and other documents and instruments required under this Agreement are within Companies' respective powers, have been duly authorized, are not in contravention of law or the terms of any Company's Certificate of Incorporation Bylaws, Memorandum of Association, Articles of Associations or comparable organizational documents, and do not require the consent or approval of any governmental body, agency or authority; and this Agreement and other documents and instruments required under this Agreement will be valid and binding in accordance with their terms.

     (b) The execution, delivery and performance of this Agreement and any other documents and instruments required under this Agreement, are not in contravention of the unwaived terms of any indenture, agreement or undertaking to which any Company is a party or by which it is bound, the breach of which could reasonably be expected to have a Material Adverse Effect.

     7. So long as Bank shall have any commitment or obligation, if any, to issue any Letter of Credit or otherwise extend credit to or in favor of Companies, or any of them, and so long as any obligations of any Company hereunder remain unpaid and outstanding, each Company (provided that Scottish Re covenants and agrees solely with respect to itself) covenants and agrees that it shall:

     (a) Furnish to Bank, or cause to be furnished to Bank, in each case, in form and detail and on a reporting basis satisfactory to Bank, the following:

          (i) as soon as available, and in any event not later than ninety (90) days after and as of the end of each fiscal year of such Company beginning with the fiscal year ending December 31, 2006, financial statements of such Company for and as of the end of each such fiscal year, containing the balance sheets of such Company as of the close of each such fiscal year and statements of income and retained earnings for each such fiscal year. Such financial statements shall be prepared in accordance with UK GAAP in the case of Scottish Re and US GAAP in the case of SALIC, shall be in such detail as Bank may reasonably require, and shall be audited by independent certified public accountants of recognized standing selected by such Company and acceptable to Bank;


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

          (ii) as soon as available, and in any event not later than ninety (90) days after and as of the end of each quarter of each fiscal year of such Company, financial statements of such Company, as of the end of each such quarter, containing the balance sheets of such Company as of the close of each such quarter, statements of income and retained earnings for such Company for such quarter and for the portion of the fiscal year of such Company through the end of the quarter then ending. Such financial statements shall be prepared by such Company in accordance with GAAP, and shall be certified as to accuracy and fairness by an authorized officer of such Company;

          (iii) simultaneous with the delivery to Bank of the respective financial statements required in sub-sections (i) and (ii) above, a compliance certificate in form and detail satisfactory to Bank, certified by an authorized officer of each Company, certifying as to whether Companies are in compliance with the financial covenants contained in Sections 4(b) and (c) of this Agreement (which certificate shall set forth, in reasonable detail, Companies' calculations and the resultant ratios or financial tests determined thereunder);

          (iv) promptly, at such times as Bank may reasonably require, in form and detail satisfactory to Bank, such other information and reports as may be required under the terms of any Credit Documents or as Bank may reasonably request from time to time.

     (b) Maintain at all times net worth of SALIC of not less than $100,000,000.

     (c) Maintain at all times minimum shareholders' funds attributable to equity interests of Scottish Re of (pound)20,000,000.

     8. No forbearance on the part of the Bank in enforcing any of its rights or remedies under this Agreement or any other Credit Document, nor any renewal, extension or rearrangement of any payment or covenant to be made or performed by Companies, or any of them, hereunder or any such other Credit Document, shall constitute a waiver of any of the terms of this Agreement or such Credit Document or of any such right or remedy.

     9. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Michigan.

     10. All covenants, agreements, representations and warranties by or on behalf of Companies made in connection with this Agreement and any other Credit Documents shall survive the borrowing hereunder or thereunder and shall be deemed to have been relied upon by Bank. All statements contained in any certificate or other document delivered to Bank at any time by or on behalf of any Company(ies) pursuant hereto shall constitute representations and warranties by such Company(ies).

     11. SALIC agrees that it will pay all costs and expenses incurred by Bank in connection with this Agreement and any other Credit Documents contemplated hereby,


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

including, without limitation, reasonable attorneys' fees and disbursements of counsel for the Bank.

     12. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that Companies shall not assign or transfer any of their respective rights or obligations hereunder without the prior written consent of Bank.

     13. EACH COMPANY AND BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVE ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT.


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

     If the foregoing is acceptable to each Company, please indicate such with the authorized signature(s) of each Company as provided below.


                                        Very truly yours,

                                        COMERICA BANK



                                        By:  /s/ Chatphet Saipetch
                                             ------------------------------

                                        Its: Vice President

                                        Dated: November 30, 2006


ACCEPTED AND AGREED:

SCOTTISH ANNUITY & LIFE
INSURANCE COMPANY (CAYMAN) LTD.



By:  /s/ Paul Goldean
     -------------------------

Its: EVP and General Counsel

Dated: November 30, 2006



SCOTTISH RE LIMITED



By:  /s/ David R. Howell
     -------------------------

Its: CEO

Dated: November 30, 2006



                      [SIGNATURE PAGE TO LETTER AGREEMENT]